Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-67450, 33-51490, 333-85669, 333-127765, 333-26781, 333-88356, 333-115619, 333-134186, 333-143032 and 333-150913) on Form S-8 of Jack in the Box Inc. of our reports dated November 21, 2008, with respect to the consolidated balance sheets of Jack in the Box Inc. as of September 28, 2008 and September 30, 2007, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for the fifty-two weeks ended September 28, 2008, September 30, 2007, and October 1, 2006, and the effectiveness of internal control over financial reporting as of September 28, 2008, which reports appear in the September 28, 2008, annual report on Form 10-K of Jack in the Box Inc.
Our report on the consolidated financial statements dated November 21, 2008, contains an explanatory paragraph that states that the Company changed its method of accounting for share-based compensation and asset retirement obligations in fiscal 2006, its method of accounting for defined benefit plans and quantifying errors in fiscal 2007, and its method of accounting for uncertainty in income taxes in fiscal 2008 due to the adoption of new accounting pronouncements.
/s/ KPMG LLP
San Diego, California
November 21, 2008